Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 15, 2024, relating to the financial statements and financial highlights, which appears in the Annual Report of Value Line Small Cap Opportunities Fund, Inc., Value Line Mid Cap Focused Fund, Inc., Value Line Select Growth Fund, Inc., Value Line Larger Companies Focused Fund, Inc., Value Line Asset Allocation Fund, Inc., Value Line Capital Appreciation Fund, Inc. and Value Line Core Bond Fund on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings "Financial Statements", "Other Service Providers" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York New York

April 29, 2024